UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2013

MOBILESMITH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32634	95-4439334
(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Rd, Suite 208 Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

(855) 516-2413
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, on June 18, 2010, a Stipulation and Agreement of Partial Class Settlement, or the Stipulation, was entered between MobileSmith, Inc., or the Company, Mary Beauregard, as Lead Plaintiff, and certain other defendants in the securities class action involving the Company captioned Mary Jane Beauregard vs. Smart Online, Inc., et al., filed in the United States District Court for the Middle District of North Carolina, or the Class Action. The Stipulation provided for, among other things, the settlement of the Class Action, including cash payments of $350,000 made by the Company and a cash payment of $112,500 made by Maxim Group to a settlement fund, or the Settlement Fund.  In addition, Henry Nouri was required to transfer 25,000 shares of the common stock of the Company, or the Common Stock, to the Settlement Fund, or the Nouri Shares, and the Company was required to contribute 1,475,000 shares of Common Stock to the Settlement Fund, or the Company Shares and, together with the Nouri Shares, the Settlement Shares. The District Court entered a Final Judgment and Order of Partial Dismissal on July 1, 2011.

In November 2011, a Stipulation of Settlement was entered between Lead Plaintiff and Sherb & Co. LLP, agreeing to dismiss the Company’s claims against Sherb in exchange for Sherb’s agreement to pay $636,000 to the Settlement Fund.

On December 18, 2013, the Company, Lead Plaintiff and Atlas Capital, S.A., or Atlas, entered into an Agreement, Acknowledgment and Partial Release, or the Agreement, pursuant to which Atlas agreed to purchase the Settlement Shares for $0.50 per share and to waive and relinquish any claim to any share of the future proceeds of the Settlement Fund.  Atlas agreed to pay $188,981 to the Settlement Fund, which was the cost of the 1,500,000 Settlement Shares, less Atlas’s 53.7% interest in the Settlement Fund. The Agreement acknowledges that the rights and obligations of Atlas under the Agreement have been assumed by Grasford Investments, Ltd., or Grasford, Atlas’s successor in interest.

After the purchase of the Settlement Shares, the Company’s obligations to make cash and Common Stock contributions to the Settlement Fund will be satisfied and the Company will be released from any obligation to make any further contributions to the Settlement Fund pursuant to the terms of the Stipulation. The Company will also be released from making any future payments to Grasford in connection with any claim by Grasford as a class member and Grasford will waive and relinquish any such claims. Grasford will be released from any claims arising from the Class Action and/or Grasford’s status as a member of the Settlement Fund.

Upon completion of the transactions contemplated by the Agreement, Mr. Avy Lugassy, a principal of Grasford, will be the beneficial owner of 33,520,058 shares of Common Stock, including the 24,689,789 shares of Common Stock issuable upon conversion by Grasford of the Company’s convertible secured subordinated notes due November 14, 2016, which would represent approximately 75.25% of the Company’s total outstanding voting securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILESMITH, INC.

Date: December 23, 2013	By:	/s/ Gleb Mikhailov
	Name:	Gleb Mikhailov
	Title:	Chief Financial Officer